Suite 300, One Bentall Centre 505 Burrard Street Vancouver, BC, Canada V7X 1M3 www.counterpath.com

WITHOUT PREJUDICE

Personal, Private & Confidential

Delivered by Email

September 17, 2018

Donovan Jones

Dear Donovan:

Re: Resignation of Employment

This letter will confirm the terms and conditions of Donovan Jones’s (“Jones”) separation from his employment as President and Chief Executive Officer of CounterPath Corporation and as an Officer and Director of CounterPath Technologies Inc. and BridgePort Networks Inc. and any other subsidiaries or affiliates (“CounterPath”) effective September 18, 2018 (the “Separation Date”), and CounterPath has accepted his resignation.

The following terms have been agreed upon:

1.           Resignation

Jones will provide confirmation in writing of his resignation as President and Chief Executive Officer of CounterPath Corporation by September 17, 2018, effective the Separation Date. In addition, Jones will provide confirmation in writing of his resignation from his roles as Officer and Director of any of CounterPath Corporation’s subsidiaries or affiliates by September 17, 2018, effective the Separation Date, by completing and executing the form attached as Schedule “A” to this document.

On the Separation Date, Jones will be paid the balance of any outstanding wages. Any accrued and unused vacation up to the Separation Date shall be forfeited. Jones’s Record of Employment will be provided shortly.

2.           Salary Continuance

CounterPath will pay Jones his regular base salary (not including car allowance) less the normal statutory deductions (the “Salary Continuance”) for twelve (12) months commencing on the first payroll following September 18, 2018 until September 18, 2019, in accordance with CounterPath’s regular pay schedule (the “Salary Continuance Period”). As of September 18, 2019, all payments will cease and Jones will not be entitled to any further compensation or payments of any type including vacation pay.

3.           Benefits

Jones’s group benefit coverage for MSP, healthcare, dental care, life insurance, AD&D insurance, critical illness insurance and disability benefits will end on the Separation Date. CounterPath will extend Jones’s existing dental care and healthcare excluding out of country and global medical assistance coverage (through Great Life) for twelve (12) months until the end of the Salary Continuance Period on September 18, 2019. CounterPath will also continue Jones’s MSP coverage until September 30, 2019. In the event Jones secures replacement employment prior to September 30, 2019, Jones must notify CounterPath and his remaining benefits will cease.

Jones’s disability insurance policy #41223303 will end on the Separation Date. To inquire about converting this and any of the other group benefits to a personal plan beyond the Separation Date, Jones may contact Benefit Insurance at 1-613-727-0424.

4.           Confidentiality and Non-Competition Agreement

It is a condition of the acceptance of this Agreement that Jones execute the attached Confidentiality/Non-Competition and Non-Solicitation Agreement. For clarity, where there is any inconsistency between the attached Confidentiality/Non-Competition and Non-Solicitation Agreement and the previous Confidentiality and Non-Competition Agreement which Jones signed on June 1, 2005, the terms of the attached Confidentiality/Non-Competition and Non-Solicitation Agreement will prevail.

It is a further condition of the acceptance of this Agreement that Jones agree to abide by these obligations. For clarity, Jones cannot work for or provide any services to any CounterPath competitors for 18 months commencing on September 18, 2018. In the event that Jones breaches these obligations, including by accepting employment from a competitor such as DialPad Inc., Slack Technologies, or from a division within a company competing with CounterPath, the Salary Continuance will immediately cease and CounterPath will take immediate steps to enforce the Confidentiality/Non-Competition and Non-Solicitation Agreement and this Agreement. For clarity, in the event that Jones breaches any of these obligations during the Salary Continuance Period or after the Salary Continuance Period ceases, CounterPath also reserves the right to pursue any other rights or remedies it may have against Jones, including but not limited to an injunction and an action for damages.

It is a further condition of the acceptance of this Agreement that Jones keep the terms of this Agreement strictly confidential and that Jones does not disclose any information with respect to this Agreement to anyone with the exception of Jones’s spouse and his legal or financial advisors, unless compelled to do so by law or court order.

5.           Stock Options and Deferred Share Units:

Jones has been granted stock options pursuant to CounterPath’s 2010 Stock Option Plan, of which 99,583 stock options will be deemed to be vested on September 18, 2018, and can be exercised by Jones for up to and including 90 days from the Separation Date.

Jones has been granted deferred share units (DSUs) pursuant to the Company’s 2010 Stock Option Plan, of which 137,706 DSUs will be deemed to be vested on September 18, 2018, and shall be converted to common shares on the distribution date(s) indicated by Jones on the attached Schedule “B”. Failure to provide specified distribution dates shall result in the Company converting vested DSUs on December 31, 2019.

6.           Business Expenses, Laptop and Smartphone

All reasonable business expenses incurred by Jones up to and including September 18, 2018 will be reimbursed to him upon providing CounterPath with the appropriate forms and supporting original receipts. All outstanding reasonable business expenses must be submitted by no later than September 30, 2018. Jones may keep his CounterPath laptop and smartphone, provided that CounterPath’s IT department has downloaded and saved company files, and then deleted company files.

7.           Non-Disparagement

It is a condition of the acceptance of this Agreement that Jones does not make any disparaging remarks about CounterPath, its affiliates, directors, officers, shareholders, employees, owners, clients, suppliers, services or products to any person or do anything that would damage or interfere with CounterPath’s relationships with any former, current, or prospective directors, officers, employees, contractors, owners, clients, customers, suppliers, or agents.

CounterPath’s employees and officers who have knowledge regarding the cessation of Jones’s employment with CounterPath will, to the extent it is within their knowledge and control, refrain from making any disparaging remarks about Jones.

8.           Reference Letter

CounterPath agrees to provide Jones with a positive written reference letter, the language of which will be determined by CounterPath in its sole discretion. CounterPath agrees to respond to any inquiries in reference to Jones in a manner consistent with the language in the written reference letter.

9.           Mutual Release

This Agreement is made in full and final satisfaction of any and all claims that Jones may have as against CounterPath. Accordingly, it is a condition of the acceptance of this Agreement that Jones confirm his acceptance of this Agreement by providing CounterPath with a signed copy of this letter and an executed copy of the attached full and final Release of all claims by the close of business on September 18, 2018.

CounterPath will agree to release and discharge Jones from any actions arising from Jones’s employment with CounterPath and the cessation of Jones’s employment with CounterPath with the exceptions set out in the Mutual Release.

Jones has been given the opportunity to seek legal advice with respect to this Agreement.

If there are any questions with respect to this letter, please feel free to contact the writer.

Yours truly,

CounterPath Corporation
CounterPath Technologies Inc.

Per:

/s/ Steven Bruk

Steven Bruk,

Director

Jones has been given a copy of this letter. Jones has read, understood and hereby accepts its terms and conditions.

Accepted	/s/ Donovan Jones	September 17, 2018
	Donovan Jones	Date

	/s/ Steven Bruk	September 17, 2018
	CounterPath Corporation	Date

MUTUAL RELEASE

Donovan Jones (“Jones”) for the consideration set out in the attached letter dated September 17, 2018 and for other good and valuable consideration, does forever release and forever discharge CounterPath Corporation together with its affiliates, subsidiaries, directors, officers, employees, agents, owners and shareholders (collectively “CounterPath”) from any and all manners of actions, causes of actions, suits, contracts, claims, complaints, damages, costs and expenses of any nature or kind whatsoever known or unknown whether in law or in equity or pursuant to statute, which, as against CounterPath, Jones has ever had or now has by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to the date of execution of this Release and without limiting the generality of the foregoing, any matter, cause, or thing relating to or arising out of Jones’s employment with CounterPath, his contract of employment with CounterPath, or the cessation of Jones’s employment with CounterPath, and any other claim for damages, notice, payment in lieu of notice, wrongful dismissal, severance pay, loss of benefits including life and long-term and short-term disability, pension issues, bonus, profit sharing, stock distribution, stock options or stock purchase rights, overtime pay, vacation pay or any claims under the British Columbia Employment Standards Act or Human Rights Code.

CounterPath, in exchange for this Mutual Release and other good and valuable consideration, does release and discharge Jones from any and all matters of actions, causes of actions, suits, contracts, claims, complaints, damages, cost and expenses known to CounterPath, which, as against Jones, CounterPath has ever had or now has up to the date of this Mutual Release and without limiting the generality of the forgoing, any matter, cause or thing relating to or arising out of Jones’s employment with CounterPath, his contract of employment with CounterPath or the cessation of Jones’s employment with CounterPath. Notwithstanding the forgoing, CounterPath does not release Jones from any and all manners of actions, causes of actions, suits, contracts, claims, complaints, damages, costs and expenses arising out of any criminal conduct by Jones, or any breaches of the obligations set out in section 4 of the attached letter dated September 17, 2018.

Jones covenants and undertakes that he will not file any complaint for termination or severance pay, overtime or vacation pay or make any other claim pursuant to the British Columbia

Employment Standards Act.

Jones acknowledges that he has received all payments and amounts owing to him under the Employment Standards Act and that the payments made to him herein are in full and final satisfaction of any further entitlements he may have pursuant to the Employment Standards Act.

Jones acknowledges that he has not been subjected to any form of discrimination whatsoever and hereby represents and warrants that he has not commenced any complaint and undertakes not to commence any complaint under the British Columbia Human Rights Code or Workers Compensation Act.

This Release is binding upon and enures to the benefit of Jones’s heirs, executors, administrators, assigns, committees and trustees.

This Release is binding upon and enures to the benefit of CounterPath’s affiliates, subsidiaries, directors, officers, employees, agents, predecessors, successors, assigns, liquidators, receivers, receiver managers, trustees, owners and shareholders.

In the event withholdings have not been deducted which should have been deducted, Jones shall indemnify and save harmless CounterPath from any resulting liabilities, obligations, and costs regarding any claims which Canada Revenue Agency or Employment Insurance Commission may have with respect to any payments made to or on behalf of Jones.

Jones and CounterPath acknowledge that the facts in respect of which this Release is made may prove to be other than or different from the facts in that connection now known or believed to be true. The parties accept and assumes the risk of the facts being different and agrees that this Release shall be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any differences in facts.

Jones agrees to keep the terms of this settlement with CounterPath and this Release strictly confidential and will not disclose any information with respect to this settlement or this Release to anyone with the exception of Jones’ spouse and his legal or financial advisors, unless compelled to do so by law or court order.

The parties acknowledge that this Release has been executed voluntarily after receiving legal advice.

The Release is given voluntarily for the purposes of making a full and final settlement of all of Jones’s and Counterpath’s claims against each other other than the exceptions set out here in.

This Release and the related settlement is a compromise of a disputed claim and is not to be construed or considered as an admission of liability by CounterPath.

The terms of the Release are contractual and not recitals.

Dated at Vancouver , the 17th day of September , 2018.

SIGNED by Donovan Jones in the	)
presence of:	)
)
)
/s/ Lauren Mainman	)	/s/ Donovan Jones
Witness (Name))		Donovan Jones
)
)
)
Address	)

SIGNED by CounterPath in the presence	)
of:	)
)
)
/s/ Lauren Mainman	)	/s/ Steven Bruk
Witness (Name))		CounterPath
)
)
)
Address	)

SCHEDULE A

RESIGNATION OF DIRECTOR AND OFFICER

TO:	CounterPath Corporation (the “Corporation”)
AND TO:	CounterPath Technologies Inc. (the “Subsidiary”)

Effective as of September 18, 2018, I hereby resign as:

(a)	a director of the Corporation and the Subsidiary;

(b)	as the Chief Executive Officer and President of the Corporation;

(c)	as the Chief Executive Officer and President of the Subsidiary; and

(d)	from all other officer and director positions of the Corporation, the Subsidiary and any of their respective affiliates.

/s/ Donovan Jones
DONOVAN JONES

SCHEDULE B

NON-U.S. TAXPAYER: FORM OF ELECTION

FOR TIMING AND AMOUNT OF PAYMENT

THIS ELECTION FORM MUST BE RETURNED TO THE CORPORATE SECRETARY OF THE CORPORATION (AT THE FOLLOWING FAX NUMBER: (604) 320-3399 BY 5:00 P.M. (PACIFIC TIME)) PRIOR TO THE SEPARATION DATE, WITH RESPECT TO THE FIRST DISTRIBUTION DATE AND PRIOR TO THE FIRST DISTRIBUTION DATE, WITH RESPECT TO THE SECOND DISTRIBUTION DATE.

I hereby irrevocably elect the following Distribution Date(s) and Amounts.

First Distribution Date:	Percentage of Deferred Share Units to
Distribute to me on the First Distribution
days (minimum of 90 days) following	Date:
my Separation Date.
% (must be in increments of 5%)
Will be rounded up to the nearest unit.

Second Distribution Date (optional):	Remainder of Deferred Share Units will be
delivered to me on the Second Distribution
days (minimum of 90 days) following	Date.
my Separation Date.

Please note that regardless of the elections above, if either Distribution Date falls on or after December 31 of the calendar year following the year during which the Participant’s Separation Date occurs, then the all amounts credited to a Participant’s account shall be automatically distributed on the business day that immediately precedes such December 31.

______________________________
Participant Signature

______________________________
Date

Confidentiality/Non-Competition and Non-Solicitation Agreement

THIS CONFIDENTIALITY/NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) dated as of the 17th day of September, 2018.

BETWEEN:

CounterPath Corporation.
Suite 300, 505 Burrard Street, Vancouver, BC V7X 1M3
(the “Company”)

AND:

Donovan Jones having an address at
(“Jones”)

WHEREAS:

A.	The Company and Jones have entered into a Separation Agreement, the terms of which are set out in a letter dated September 17, 2018 (the “ Separation Agreement”);

B.	Pursuant to the Separation Agreement, the Company provides to Jones a compensation payment and other benefits;

C.	Jones and Xten Networks, Inc., a predecessor to the Company, previously entered into a Confidentiality and Non- Competition Agreement (The 2005 Agreement); and

D.	As a condition of the Company entering into the Separation Agreement, Jones agrees to the restrictions set out in this Agreement.

NOW THEREFORE in consideration of the promises and mutual covenants and agreements set out in this Agreement and for other good and valuable consideration given by each party to the other, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

1.	CONFIDENTIALITY

1.1.

Non-Disclosure of Information of the Company: Jones acknowledges that by reason of his employment with the Company, Jones had access to the Confidential Information of the Company. Jones understands and acknowledges the importance of maintaining the security and confidentiality of the Confidential Information. Jones will not use or disclose the Confidential Information. Nothing in this Agreement will prevent Jones’s use or disclosure of information which is publicly available or which is required to be disclosed under applicable laws or legal process.

1.2.

Confidential Information: For the purposes of this Agreement, “Confidential Information” means all information in any form, whether written, electronic, or oral, about or owned, used or licensed by the Company or its subsidiaries, parents, affiliates and related companies and other third parties, including without limitation information about their respective businesses and projects, business interests and opportunities, financial information, credit information and pricing information, compensation data, customer lists, customer preferences, marketing and communication strategies and plans, new products and services research, pending projects and proposals, market research, research and development strategies, information relating to employees and independent contractors, assets, liabilities, software, scientific interests, customers, members, website users, suppliers and customers of their suppliers, and all other information that is treated by the Company or any of its subsidiaries, parents, affiliates and related companies as confidential information or a trade secret. Examples of Confidential Information includes, but is not limited to customer lists and information, employee information, and their salaries, strengths and weaknesses, purchasing and marketing methods and strategies. Confidential Information does not include information that is lawfully available to the public other than: (a) through Jones’s breach of this Agreement; or (b) the breach by any other person of any confidentiality obligations owed to the Company or any of its subsidiaries, parents, affiliates and related companies.

1.3.

Return of Confidential Information and Property: Jones represents that on or before September 18, 2018 he will return to the Company or destroy all originals or copies of the Confidential Information and all paper and electronic documents and other records containing Confidential Information, and any other property belonging to, or relating to the business of, the Company or its subsidiaries, parents, affiliates and related companies.

2.	RESTRICTED ACTIVITIES

2.1.	Non-Solicitation: For a period of eighteen (18) months beginning on September 18, 2018, Jones will not, directly or indirectly:

(a)	contact or communicate with any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company;
(b)	solicit, divert, or take away from the Company the business of any Customer;
(c)

service, or otherwise enter into contractual relations with, any Customer of the Company for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company; or

(d)	solicit or encourage any employee or contractor of the Company to terminate their relationship with the Company, or assist any other person or entity to do so.

2.2.

Non-Competition: For a period of eighteen (18) months beginning on September 18, 2018, Jones will not, without the prior written agreement of the Company, directly or indirectly, engage in any Prohibited Business, whether as an employee, partner, principal, agent, consultant, shareholder, lender, guarantor or otherwise, in North America.

2.3.	Definitions: For the purposes of this section:

(a)	“Customer” means any person to whom the Company provided products or services in the two years prior to September 18, 2018 and whom Jones knew to be a customer of the Company;
(b)

“employee or contractor” means any person who had an employment or contractor relationship with the Company in the two years prior to September 18, 2018 and with whom Jones became acquainted as a result of his employment with the Company; and

(c)	“Prohibited Business” means the development of software or provision of services for unified communications including voice and video calling, instant messaging and collaboration.

3.	TRADE SECRETS AND WORK PRODUCT

3.1	Assignment:

Jones represents that Jones had intended and agreed that the Company would own all Developments, Trade Secrets and Confidential Information (each as defined in the 2005 Agreement and all other intellectual property, materials and work product created by Jones in the course of his employment by the Company and its predecessors (all of the foregoing being hereafter referred to collectively as “Work Product”), together with all copyright, patent rights and other intellectual property rights of any kind whatsoever throughout the world (“IP Rights”), from the time of creation, and that this Section 3.1 is effective in respect of each item of Work Product as, at and from the date of its creation. Jones hereby irrevocably and unconditionally assigns and transfers to the Company all of Jones’s right, title and interest (including without limitation all IP Rights) throughout the world in, to and associated with the Work Product, free and clear of all liens, encumbrances, and interests of third parties, without any limitation of time and without any restriction whatsoever; and (b) waives in favour of the Company and its successors, assigns and licensees any and all non-transferable rights (including without limitation any and all moral rights and rights of authorship) Jones has throughout the world in, to or associated with any item of Work Product.

3.2	Addition to the 2005 Agreement:

This section is in addition to, and not in submission for the provisions of the 2005 Agreement relating to Developments, Trade Secrets and Work Product, all of which continue to be binding on Jones.

4.	GENERAL

4.1	Assignment: The Company may assign this Agreement.

4.2

Severability: Jones acknowledges that each provision of this Agreement is a separate and distinct covenant and if any covenant or provision herein is determined to be unreasonable, void, voidable or unenforceable, in whole or in part, by a court of competent jurisdiction, such determination will not affect or impair, and will not be deemed to affect or impair, the validity of any other covenant or provision hereof, and each covenant and provision herein is hereby declared to be separate, severable and distinct. It is the intent of the parties that if a court of competent jurisdiction adjudicating upon the validity of these covenants finds them to be unreasonable in any way, whether with respect to the scope of the restriction, the geographic area of the restriction, or the duration of the restriction, then such restriction shall be reduced to that which is deemed reasonable by such court.

4.3	Governing Law: This Agreement and all related matters will be governed by, and construed in accordance with, the laws of British Columbia and the laws of Canada applicable in British Columbia.

4.4

Other Duties: The restrictions contained in Section 1 and Section 2 of this Agreement are in addition to and do not derogate from any other duties and obligations (including fiduciary obligations) Jones owes to the Company under any applicable laws.

4.5

Succession: This Agreement and everything herein contained will enure to the benefit of and be binding upon the Parties, and their respective legal representatives, executors, administrators, trustees, receivers, receiver-managers, successors and permitted assigns.

4.6

Injunctive Relief: Jones acknowledges and agrees that a violation of any of the covenants contained in this Agreement will cause irreparable harm or damage to the Company, the exact amount of which would be impossible to ascertain, and for this reason, among others, the Company will be entitled to obtain injunctive relief restraining any further violations of such covenants, without the necessity of providing any undertaking as to damages or meeting any requirements for security. Jones hereby also acknowledges and agrees that, in the event of a violation of any of the covenants contained in this Agreement, an injunction is a reasonable and proper remedy. The right of the Company to any injunction or other equitable relief under this paragraph is in addition to, and not a limitation of, any other rights or remedies that the Company may have against Jones.

4.7

Agreement Voluntary and Equitable: The parties acknowledge that they have carefully considered and understand the terms contained in this Agreement and acknowledge that they have each executed this Agreement voluntarily and of their own free will, after having the opportunity to obtain independent legal advice.

CounterPath
Per:

/s/ Steven Bruk
Authorized Signatory

SIGNED, SEALED AND DELIVERED by	)
Donovan Jones in the presence of:	)
)
/s/ Lauren Mainman	)	/s/ Donovan Jones
Witness	)	Donovan Jones
)